                                                                      EXHIBIT 12


                AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                                  (Unaudited)



                                                      Three Months Ended   Nine Months Ended
                                                        September 30,        September 30,
                                                      ------------------  -------------------
                                                         1997*     1996*     1997*     1996*
                                                      ---------  -------  ---------  --------
Earnings:
 Income (loss) before income taxes and
  extraordinary items                                  $(2,250)   $  125  $(14,544)  $  (516)
                                                       -------    ------  --------   -------
Fixed charges:
 Interest expense and amortization of
  debt discount and premium on all
  indebtedness                                           5,728     4,523    15,001    12,166


 Portion of rent under long-term
  operating leases representative of an
  interest factor                                          930       374     2,331     1,133


 Redeemable preferred stock dividend
  requirements                                              56         -        80         -
                                                       -------    ------  --------   -------
Total fixed charges                                      6,714     4,897    17,412    13,299
                                                       -------    ------  --------   -------
Earnings before income taxes and fixed
 charges                                               $ 4,464    $5,022  $  2,868   $12,783
                                                       =======    ======  ========   =======

Ratio of earnings to fixed charges /(1)/                     -      1.03x        -         -
                                                       =======   =======  ========   =======


/(1)/   The Company's earnings were insufficient to cover fixed charges by
$2,250 for the three months ended September 30, 1997. The Company's earnings were also insufficient to cover fixed charges by $14,544 and $516 for the nine month periods ended September 30, 1997 and 1996.


* Comparisons between periods are affected by acquisitions -- see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.